EXHIBIT 23.1

Consent Of Independent Accountants

We consent to the incorporation by reference in this registration statement (Form S-8) of Startech Environmental Corporation with respect to the Startech Environmental 401(k) Plan of our report dated December 15, 2004, included in the October 31, 2004 Annual Report to the Shareholders of Startech Environmental Corporation, which appears in the Form 10K.

/s/ Kostin Ruffkess & Company, LLC
Farmington, Connecticut
September 21, 2007